EXHIBIT 10.12

Non-Exclusive Evaluation and Biological Material License

Agreement

By And Between

American Type Culture Collection (ATCC)

And

Heat Biologics, Inc.

American Type Culture Collection

Non-Exclusive Biological Material License Agreement

THIS NON-EXCLUSIVE EVALUATION AND BIOLOGICAL MATERIAL LICENSE AGREEMENT (the “Agreement”), effective as of the date of the last signature to the Agreement (“Effective Date”), is by and between the American Type Culture Collection, a District of Columbia not-for-profit corporation, having it offices at 10801 University Boulevard, Manassas, Virginia 20110-2209, USA (hereafter referred to as “ATCC”) and Heat Biologics, Inc., a for-profit corporation, having offices at 119 Washington Avenue, Suite 401, Miami Beach, FL 33139, USA (hereafter referred to as “Licensee”).

WHEREAS, ATCC is organized for the primary purpose of the acquisition authentication, preservation, production, development and distribution of biological materials, information, technology, intellectual property, and standards for the support, advancement, validation, and application of scientific knowledge, research and analysis, and

WHEREAS, ATCC sells and has sold it products only to registered customers and only under the terms of a Material Transfer Agreement (“AMT” as hereinafter defined and included as Appendix A) that placed certain restrictions o the use of ATCC Materials purchases from ATCC; and

WHEREAS, Licensee initially desires to obtain a non-exclusive Evaluation License from ATCC to Evaluate Biological Materials and Confidential Information under the terms herein; and

WHEREAS, if such Evaluation is successful, Licensee desires to obtain a non-exclusive license to develop, make, use, and Sell Licensed Products (as hereinafter defined); and

WHEREAS, ATCC is willing to grant to Licensee a non-exclusive Evaluation License and a non-exclusive biological material license to utilize the ATCC Materials to Evaluate, develop, make, use, and Sell Licensed Products in accordance with the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration and the following mutual promises, the receipt and sufficiency of which is hereby acknowledged, ATCC and Licensee agree to the following terms and conditions in order to utilize the ATCC Materials and hereby enter into this Agreement:

ARTICLE 1. DEFINITIONS

1.1

“Affiliate” means, in respect of any entity, any company, partnership or other entity which, directly or indirectly Controls, is Controlled by or is under the common Control with that entity. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), mean, (a) in the case of a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors; b) in the case of a non-corporate entity, direct or indirect ownership of fifty percent (50%) or more of the equity, or (c) possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the entity n questions (whether through ownership of securities or other ownership interest, by contract or otherwise).

1.2

“Agreement Term” means the term of this Agreement as set forth in Section 12.3 herein.

1.3

“ATCC Materials” means the items listed in Appendix D. If Licensee desires to acquire additional ATCC Materials during the Agreement Term, the Licensee will notify ATCC in writing. Approval of additional ATCC Materials by ATCC will not be unreasonably withheld, continued or delayed, but will be contingent on ATCC’s determination of whether such additional ATCC Material is available for distribution under this Agreement. Fees associated with the addition of ATCC Material are subject to Section 2.9 and Section 4.1(b)(iv).

1.4

“Biological Material” means the ATCC Materials, their Progeny, Unmodified Derivatives and Modifications, either individually or jointly.

1.5

“Biological License Application” or “BLA” means a Biological License Application as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any corresponding or equivalent foreign application, registration or certification.

1.6

“Calendar Year” shall mean each successive period of twelve (12) months commending on January 1 and ending on December 31.

1.7

“Clinical Trial” means a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied, as further described in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any corresponding or equivalent foreign law or regulation, which is designed and intended to be of a size and statistical power sufficient to serve to support the filing of a marketing application with the relevant regulatory authority for the indication of being studied. A Clinical Trail shall be deemed to have been initiated upon the first dosing of the first patient in such Clinical Trail.

1.8

“Commercial Use” means the Sale, license, lease, export or other transfer or distribution of the Biological Materials for financial gain or other commercial purposes and/or the use of Biological Materials: (a) to provide a service to a Third Party for financial gain; (b) to produce or manufacture products for general sale, or products for use in the manufacture of products ultimately intended for general sale, including but not limited to quality assurance or quality control; (c) in connection with ADMI; (Absorption, Distribution, Metabolism and Excretion) testing; (d) in connection with drug potency or toxicity testing which does not include either screening multiple cell lines for potential inclusion in a screening multiple cell lines for potential inclusion in a screening assay system or screening multiple compounds in a system for internal research purposes only; or (f) for research conducted under an agreement wherein a Third Party for profit entity receives a right whether actual or contingent to the results of the research.

1.9

“Commercial Use License” means a non-exclusive license or use the Biological Materials to develop, make, use and Sell Licensed Products in the Territory in the Field of Use, subject to the terms and conditions of this Agreement.

1.10

“Commercial Use License Term” means the term of the Commercial Use Licensee as set forth in Section 12.2.

1.11

“Confidential Information” means information of the disclosing party that has commercial value, including, without limitation, trade secrets, compounds, reagents, Biological Materials, techniques for the handling and use of Biological Materials; know-how, formulas, processes, product ideas, inventions (whether patentable or not), improvements, copyrightable or patentable materials, schematics, and other technical, business, financial, and product development plans, forecasts, strategies, and information, and that the disclosing party discloses to the receiving party. IN order to be considered Confidential Information, information disclosed orally or in any other transitory medium must be identified to the Recipient as confidential orally at the time of discloser and in writing within thirty (30) days after such disclosure. Confidential Information shall not include information that the receiving party can demonstrate:

(a)

was/is at the time of disclosure in the public domain; or

(b)

has come into or is in the public domain through no fault of the receiving party; or

(c)

was/is known to the receiving party prior to disclosure thereof by the disclosing party and was not acquired directly from the disclosing party on a confidential basis, as shown by written records in the receiving party’s possession; or

(d)

was/is lawfully disclosed to the receiving party without obligation of confidence by a Third Party which was not under an obligation of confidence to the disclosing party with respect thereto; or

(e)

was/is independently developed n the receiving party without reference to or use of Confidential Information provided by the disclosing party as shown by written records in the receiving party’s possession; or

(f)

is required by law to be disclosed, contingent upon the receiving party informing the disclosing party prior to any said disclosure in the sufficient time to enable the disclosing party to seek a protective order or other appropriate legal remedy to protect the disclosure.

1.12

“Conversion Rate” means the exchange rate quoted in the Wall Street Journal on the last working day of each Calendar Year.

1.13

“Evaluate” or “Evaluation” or “Evaluation Purpose” means examination, research, testing or analysis of Biological Materials for the sole purpose of enabling Licensee to determine whether such Biological Materials are suitable for Commercial Use.

1.14

"Evaluation License" means the non-exclusive right to evaluate and use Biological Materials solely for Evaluation Purposes that Are described in Section 1.13, and subject to the terms of this Agreement.

1.15

“Evaluation License Term” means the term of the Evaluation License as set forth in the Section 12.1.

1.16

“Field of Use” means treatment and prevention of diseases in humans and animals. The Field of Use specifically excludes (i) the use or Sale of ATCC Materials and Modifications for any other purposes other than to develop, make, have made, use, and Sell Licensed Products; (ii) the use, Sale or transfer of Biological Materials for Proficiency Testing Services (as hereunder defined); and (iii) the Sale or transfer of ATCC Materials, Progeny, and Unmodified Derivatives to any Third Party, unless otherwise expressly permitted herein.

1.17

“Investigational New Drug Application” or “IND” means Investigational New Drug Application as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any corresponding foreign applications, registration or certification.

1.18

“Licensed Product(s)” means preventive or therapeutic vaccines or vaccine components where the development, manufacture, use, or Sale uses or incorporates Biological Materials.

1.19

“Marketing Authorization” means a marketing authorization granted by the European Commission for a Licensed Product; or the approval of a BLA by the United States Food and Drug Administration for the same; or any equivalent foreign authorization, registration, or certification.

1.20

“Material Transfer Agreement” (the “MTA”) means the current material transfer agreement, at present dated February 1, 2010, provided to customers by ATCC in the course of its business. A copy of this MTA is available at ATCC’s web site (http://www.ATCC.org) and is included in Appendix A of the Agreement.

1.21

“Modification” means any material created by, for, or on behalf of Licensee or its Related Parties from the ATCC Materials which contains or incorporates a significant or substantial portion of ATCC Materials.

1.22

“Party” means ATCC or Licensee individually; “Parties” means ATCC and Licensee collectively.

1.23

“Price Index” means the Producer Price Index – Drugs and Pharmaceuticals – Ethical Preparations (Prescriptions) or any successor thereto, as compiled and published by the U.S. Department of Labor, Bureau of Labor Statistics or any successor agency that assumes responsibility for the preparation of such index.

1.24

“Proficiency Testing Services(s)” means (i) a program in which multiple specimens are periodically sent to a group of laboratories for analysis and/or identification; in which each laboratory’s results are compared with those of other laboratories n the group and/or with an assigned value and reported to the participating laboratory and others (NCCLS NRSCLS-A, 1998), or (ii) an evaluation of the ability of a laboratory to achieve a correct test result when compared with other laboratories using the same methodology. This is accomplished using the laboratory’s materials, personnel, equipment, environmental conditions, and procedures through the analysis of unknown specimens distrusted at periodic intervals by an external source.

1.25

“Progeny” means an unmodified descendant from the ATCC Materials, such as virus from virus, cell from cell, or organism from organism.

1.26

“Related Party” shall mean each of the Licensee, its Affiliates, and their respective Sublicensees (which term does not include distributors), as applicable.

1.27

"Relevant Sales" shall mean all revenues in any form received by or owing to Licensee and/or its Related Parties from Sales of Licensed Product(s), whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin and whether or not patent impacted), less the following items but only insofar as the actually pertain to the disposition of such Licensed Product(s) by I.icensee and/or its Related Parties, are included in such gross revenue, and are separately billed:

a)

credits or refunds actually allowed for spoiled, damaged, outdated, or returned goods;

b)

sales and other excise tart-s imposed and paid directly ',i-with respect to the Sale-, and

c)

transportation costs to the extent separately invoiced.

1.28

"Sale" means any transaction that transfers to an arm's-length Third Party purchaser, for value, title and right of physical possession to a Licensed Product. Correspondingly, "Sell" means to make or cause to be made a Sale and "Sold" to have made or caused to be made a Sale. For the purpose of this agreement, "Sales" also means those instances where Licensed Product is not Sold or offered for Sale, but it is otherwise commercially exploited by Licensee or a Related party to obtain a commercial gain.

1.29

"Sublicensee" means with respect to a particular Licensed Product, a 'Third party to whom Licensee or its Affiliate has granted (i) a license to develop, make, use or Sell such Licensed Product, or (it) a right or license to market or distribute such licensed product, provided that such Third Party is responsible for some or all of the marketing or promotion of such Licensed Product within such Third Party's portion of the Territory.

1.30

“Territory” means the world.

1.31

“Third Party” means any person or entity that is not a Party to this Agreement.

1.32

“Third Party Contractor(s)” means any person or entity that is not a Party to this Agreement that may be engaged or employed by Licensee for the limited purpose of assisting Licensee in the Evaluation (during the Evaluation License Term) of Biological Materials, and/or in the research, development, and manufacture of the Licensed Product for Licensee’s benefit (during the Commercial Use License Term); such engagement and/or employment is outline in the Section 2.2 and is further subject the terms and conditions of this Agreement.

1.33

“Trademarks” means all trade name, trademark and service mark rights, whether registered or not, now owned or hereafter acquired by ATCC, and the entire goodwill of the business of ATCC connected with and symbolized by such marks, including, without limitation, ATCC®, ATCC catalog marks, Your Discoveries Begin with Us®, The Global BioResource Center™, ATCC Licensed Devivative®, ATCC Genuine Product™, ATCC Special Collections™, ATCC Cultures®, ATCC Bioproducts™, AuthenticulrTM, Uniplus®, Express Check TM, ATCC Genuine Cultures®, BioEscrow®, ATCC Standards Resource®, ATCC Reference Material™, ATCC Fungal Allergen Standard™, ATCC Proficiency Standard™, ATCC Standard Reference Material™, and ATCC Services™.

1.34. "Unmodified Derivative" means substances created by, for, or on behalf of Licensee or its Related Parties, which constitute unmodified functional subunits or products naturally expressed by the ATCC Materials, such as purified fractionated subsets of the ATCC Material.

ARTICLE 2. LICENSE GRANT

2.1

Subject to the terms and conditions of this agreement, in consideration of the payments due from Licensee to ATCC under Article 4. of the Agreement, as well as the other obligations undertaken by Licensee under the Agreement, ATCC hereby grants, and Licensee hereby accepts the following:.

a)

Evaluation License. During the Evaluation License Term, an Evaluation License.

The license granted in this Section 2.1 a) shall be limited to the Evaluation Purposes set forth in Section 1.13. For purposes that are in addition to or other than those set forth in Section 1.13, Licensee has not license under this Agreement during the Evaluation License Term; and any such use of ATCC Materials that falls outside the scope of the Evaluation Purpose during the Evaluation License Term shall be governed by the terms of the MTA.

b)

Commercial Use License. Upon termination or expiration or expiration of the Evaluation License, and subject to the receipt of payment of applicable fees set forth in Article 4 a Commercial Use Licensee.

The license granted in this Section 2.1 b) is expressly limited to the methods and products that are within the Field of Use and within the Territory. For other methods and products that are within the Field of Use and within the Territory. For other methods and products, Licensee has no license under this Agreement.

2.2

Subject to the terms and condition set forth in this Agreement, during the Agreement Term, Licensee and its Related Parties may employ and/or engage Third Party Contractors and transfer Biological Material and Confidential Information to such Third Parties, for the limited purpose of assisting Licensee in the Evaluation (during the Evaluation License Term) and also in the research, development, and manufacture of the Licensed Product for Licensee’s benefit (during the Commercial Use License Term): provided that:

a.

any such transfer, employment and/or engagements shall be subject to a written agreement between Licensee or the applicable Related Party and the Third Party Contractor; wherein ATCC is explicitly stated therein as a third party beneficiary with respect to such agreement and where the Third Party Contractor agrees to comply with all applicable terms and conditions that are consistent with and no less restrictive than the terms and conditions set forth in Appendix E;

b)

ATCC shall have the right to inspect such written agreements, upon request. any such agreements shall be deemed Confidential Information of Licensee and ATCC shall maintain such Confidential Information in confidence in accordance with Article 13, except as may be necessary to enforce its rights hereunder;

c)

Licensee shall be responsible to ATCC for all obligations of such Third Party Contractors in the same fashion and to the full extent that Licensee is obligated to ATCC hereunder. A breach of this Agreement by any Third Party Contractor will be treated as a breach of this Agreement, Licensee shall pay all costs incurred in connection therewith, including without limitation attorneys.

2.3

Except in accordance with Section 2.1, Section 2.2 and Article 3, Licensee and its Related Parties are specifically not granted the right to sublicense, distribute, lend, Sell, offer to Sell, or otherwise transfer Biological Materials to any 'Third party and Licensee acknowledges that such action, would constitute a material breach of this agreement.

2.4

ATCC retains ownership rights to ATCC Material, Progeny, Unmodified Derivatives, and ATCC Material, Progeny, and Unmodified Derivatives contained or incorporated in Modifications or Licensed Products. ATCC also retains rights to any intellectual property it owns in ATCC Material. Licensee retains ownership of: (a) Modifications (except that ATCC retains ownership rights to ATCC Material included therein) and (b) those substances created through the use of ATCC Material or Modifications, but which do not contain ATCC Material. If (a) or (b) results from collaborative efforts of ATCC and Licensee, joint ownership may be negotiated by the Parties.

2.5

Neither Licensee, nor its Related Parties shall have any rights in any technologies developed, owned or otherwise controlled by ATCC other than the rights explicitly specified in this Agreement.

2.6

ATCC retains an irrevocable and non-exclusive right to use the ATCC Materials for its own purposes and to grant additional licenses to Third Parties.

2.7

Licensee shall promptly notify ATCC of any quality problems related to (i) the ATCC Materials received pursuant to the MTA and this Agreement; and (ii) the sale of Licensed Products, including all instances in which Licensed Products have been misidentified, contaminated or in which otherwise inauthentic or adulterated Licensed Products have been Sold.

2.8

Licensee Acknowledges that:

THE ATCC MATERIALS ARE NOT INTENDED FOR USE IN HUMANS. LICENSEE AGREES THAT ATCC MATERIALS DESIGNATED AS BIO-SAFETY LEVEL 2 OR 3 CONSTITUTE KNOWN PATHOGENS AND THAT OTHER ATCC MATERIALS NOT SO DESIGNATED AND ANY PROGENY OR MODIFICATIONS MAY BE PATHOGENIC UNDER CERTAIN CONDITIONS LICENSEE ASSUMES ALL RISK AND RESPONSIBILITY IN CONNECTION WITH THE RECEIPT, HANDLING, STORAGE, DISPOSAL, TRANSFER AND USE OF THE ATCC MATERIALS INCLUDING WITHOUT LIMITATION TAKING ALL APPROPRIATE SAFETY AND

HANDLING PRECAUTIONS TO MINIMIZE HEALTH OR ENVIRONMENTAL RISK. LICENSEE AGREES THAT ANY ACTIVITY UNDERTAKEN WITH THE ATCC MATERIALS AND ANY PROGENY OR MODIFICATION WILL BE CONDUCTED IN COMPLIANCE WITH ALL APPLICABLE GUIDELINES, LAWS AND REGULATIONS.

2.9

The licensees granted pursuant to this Agreement are not a purchase order of the ATCC Material, and the licensing fees set forth in Article 4 are not an advance or payment for the purchase of ATCC Material. Licensee understands and agrees that upon execution of this Agreement, and in addition to the license fees paid pursuant to Article 4, if Licensee desires to acquire ATCC Material. Licensee will be required to place a purchase order with ATCC or applicable distributor, customer service representation for the acquisition of the ATCC Materials.

ARTICLE 3. SUBLICENSES

3.1

Subject to the terms and conditions set forth in this Agreement, Licensee and its Affiliates shall have the right to grant sublicenses to Third Parties or develop, make, use and Sell Licensed Products in the Territory and in the Field of Use provided that:

a)

any sublicense granted shall be subject to a written sublicense agreement between Licensee or its respective Affiliates, and the Sublicense;

b)

ATCC is explicitly stated I such written sublicense agreed as a third party beneficiary with respect to any such agreement;

c)

each Sublicense has agreed in the written sublicense agreement to be bound by all applicable terms, conditions, obligations (including payments, reporting, and inspections) and other restrictions of the rights granted by ATCC to Licensee under this Agreement that protect or benefit ATCC’s rights and interests;

d)

the terms and conditions of each such agreement are consistent with and not less restrictive than the terms and conditions of this Agreement; and,

e)

Licensee identifies any and all Sublicensees, including any Sublicensees of its Affiliates, to ATCC.

3.2

For the avoidance of doubt, neither Licensee nor its Affiliates shall have the right to sublicense the ATCC Material, Progeny, or Unmodified Derivatives except to the extent they are incorporated I the Licensed Products. Licensee shall have no right to permit any Sublicensee to further sublicense any f the right granted to Licensee hereunder, unless ATCC, in its sole discretion, agrees in writing to such a sublicense or unless such further sublicense is restricted to the manufacture and Sales of Licensed Products, such agreement will not be unreasonably withheld.

3.3

Licensee shall be responsible to ATCC for all obligations of its Related Parties in the same fashion and to the full extent that Licensee is obligated to ATCC hereunder. A breach of this Agreement by any Related Party will be treated as a breach by Licensee. If ATCC brings suit against a Related Party for breach of this Agreement, Licensee shall pay all reasonable costs incurred in connection therewith, including without limitation attorney’s fees and disbursements. In the event of an uncured breach by any Sublicensee then Licensee shall terminate such sublicense or other agreement with Licensee’s Sublicensee and shall promptly provide ATCC with written notification of said termination.

3.4

Licensee shall notify ATCC of each sublicense granted hereunder and shall provide ATCC with a complete copy of each sublicense within thirty (30 days of issuance of such sublicense. Any such sublicense shall be deemed Confidential Information of Licensee and ATCC shall maintain such Confidential Information in confidence in accordance with Article 13, except as may be necessary to enforce its rights hereunder.

3.5

Upon expiration or termination of this Agreement for any reason, all sublicenses to rights granted to the Licensee and its Affiliates hereunder, shall automatically terminate, unless ATCC, at its sole discretion, agrees in writing to an assignment to ATCC of any sublicense, ATCC shall not be bound to any duties under an assigned sublicense beyond ATCC’s duties under this Agreement. Upon Licensee’s request, at any time during the Agreement Term, ATCC agrees to meet and confer with Licensee and/or Licensee’s Affiliates and their respective Sublicensees (or potential Sublicensees) to discuss what assurances ATCC might give to the Sublicensees that the subject Sublicensees shall not be terminated upon termination of this Agreement, To the extent that ATCC is willing to give such assurances, ATCC agrees that it shall enter into a written agreement with Licensee or its Affiliates, if applicable, and such Sublicensees regarding setting forth ATCC’s assurance and the ATCC’s agreement not to require termination of the sublicense.

ARTICLE 4. LICENSE FEES

4.1

In consideration of the rights granted to Licensee under this Agreement, Licensee agrees to make the following payments to ATCC during the Agreement in accordance with the following provisions:

a)

Fees related to the Evaluation License:

i.

Evaluation License Fee. Licensee shall make a one-time payment to ATCC in the amount of Five Thousand ($5.000) within thirty (30) days after the Effective Date of this Agreement.

ii.

Evaluation License Renewal Fee. If licensee exercises its option(s) to renew the Evaluation License Term pursuant to Section 12.1 of this Agreement, then Licensee agrees to pay ATCC a renewal payment in the amount of Five Thousand Dollars ($5,000) for each such twelve month renewal. ATCC shall submit an invoice upon receipt of notice of such renewal(s), and such invoice shall become payable within thirty (30) days of receipt by Licensee.

b)

Fees related to the Non-Exclusive Commercial Use License:

i.

Commercial Use License Initial Fee. Licensee shall pay ATCC an one-time payment in the amount of [XXXX ] (“Initial Fee”). Such payment shall be made no later than thirty (30) days after the expiration of the

Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Evaluation License Term; provided, however, that any fees paid pursuant to Section 4.1(a) shall be credited towards and applied to the Initiation Fee. Such payment shall be made no later than thirty (30) days after the expiration or termination of the Evaluation License.

ii.

Royalty on Relevant Sales. An earned annual royalty at the rate of [XXXX ] based on the Relevant Sales of Licensed Products by Licensee and /or its Related Parties, such payment to be made on or before January 15 (for the Calendar Year) of each year.

iii.

Milestone Payments. Licensee shall owe milestone payments o a Licensed Product by Licensed Product basis to ATCC upon the first occurrence of each event specified below. Each such milestone payment shall be payable by the Licensee to ATCC from the Effective date throughout the Agreement Term and shall be made on or before thirty 30) days following the month in which each of the following events occur:

Initiation of each Phase I Clinical Trial	[XXXX ]
Initiation of each Phase II Clinical Trial	[XXXX ]
Initiation of each Phase III Clinical Trial	[XXXX ]
Marketing Authorization	[XXXX ]

iv.

Additional Material. In the event Licensee is granted approval to add additional ATCC Material to Appendix D as provided in Section 1.2 herein, Licensee will pay an additional licensing fee to ATCC in the amount of Five Hundred Dollars ($500) for each additional ATCC Material, such payment to be made within thirty (30) days after ATCC notifies Licensee of such approval.

4.2

All payments shall be made in Untied States dollars and annually adjusted for inflation based on the Price Index. Conversion of foreign currency to United States dollars shall be made at the Conversion Rate. Such payments shall be without deduction of exchange, collection or other charges. Licensee shall be responsible for any taxes, duties, remittance and permit fees and such payments shall not be deducted from payments due to ATCC; provided, however, that Licensee shall not be responsible for any income or franchise taxes imposed on (or measured by) ATCC’s net income by (i) the United States, (ii) by any state or local jurisdiction within the United States or (iii) by any other jurisdiction in which ATCC has a

Portions herein identified by [XXXX] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission principal office. If any such withholding is so required by law, Licensee shall withheld the prescribed amount, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and immediately pay such additional amount as may be necessary to ensure that the net amount actually received by ATCC free and clear of such taxes is equal to the amount that ATCC would have received had such withholding not been required.

4.3

Payments are non-refundable and are not an advance or, except as specified herein, otherwise creditable against any other payments required to be paid under the terms of this Agreement. Licensee will bring any claims or causes of action it may have in a separate actions and wives any right it may have to offset, setoff, or withhold payment from ATCC.

Check sent to the following address	Domestic money wire transfer to:	International money wire transfer to:

ATCC	Account # 0xxxxxxxxxx2	Account # 0xxxxxxxxxx2
5779 Collections Center Drive	ABA # 0xxxxxxx3	ABA # 0xxxxxxx3
Chicago, IL 60693 USA	Bank of America	SWIFT Code BOFAUS3N
CASE NUMBER: SCL-00276	Baltimore, MD USA	Bank of America
	CASE NUMBER: SCL-00276	100 West 33rd Street
New York, NY 10001 USA
CASE NUMBER: SCL-00276

4.5

Late payments shall be subject to a charge of one and one-half percent (1.5%) per month, the interest being compounded annually, or two hundred fifty dollars ($250.00), whichever is greater. Such interest will be calculated from the date payment was due until actually received by ATCC. Such accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of ATCC due to such late payment.

ARTICLE 5. PROGRESS AND SALES REPORTS

5.1

All progress and sales reports that are required under this Article 5 shall be deemed Confidential Information of Licensee, and ATCC shall maintain such Confidential Information in confidence in accordance with Article 13, except as may be necessary to enforce its rights hereunder.

5.2

Beginning January 15, 2012 and annually thereafter, the Licensee shall submit to ATCC a written progress report as described in 5.2 and Appendix B covering the Licensee’s and its Related Party’s activities related to the development and testing of all Licensed Products and the obtaining of the necessary permits and government approvals for marketing and commercialization of the Licensed Products. Progress reports are required for each Licensed Product until the first Sale or commercial exploitation of the first Licensed Product occurs and shall be again required if sales of such Licensed Products are suspended or discontinued for more than six (6) months.

5.3

Progress reports shall include but are not limited to, the following topics for each of Licensee and is Related Parties:

a)

summary of work completed as of the submission dare of the progress report;

b)

summary of work in progress as of the submission dace of the progress report;

c)

commercialization forecast, including anticipated market introduction dates of all Licensed Products; and

d)

activities of the Related Parties as of the submission date of the progress report.

5.4

Licensee shall notify ATCC of the first Sale or commercial exploitation of a Licensed Product in the Territory; such notification shall be made thirty (30) days prior to the relapse of said Licenses Product for Sale.

5.5

Commending with the first Sale or other exploitation of the Licensed Products by Licensee and/or its Related Parties, Licensee shall provide a full accounting showing how any amounts owed to ATCC under Article 4 have been calculated and such annual royalty reports shall be submitted to ATCC on or before the dates payments are due under Section 4.1 ). Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. As shown in Appendix C, the annual royalty report will consist of one report per product line and then a summary report that consolidates the results of all the product lines. In the event no payment is owed to ATCC, a statement setting forth the fact shall be supplied to ATCC giving the reasons why royalties are not owed for the period.

5.6

Each royalty report shall cover the Licensee’s and its Related Parties’ most recently completed Calendar Year and shall include, but are not limited to, the following items;

a)

the Relevant Sales of Licensed Products Sold or otherwise exploited (itemizing the gross proceeds and any deductions therefrom);

b)

the quantity of each type of Licensed Product Sold or otherwise exploited;

c)

the county in which each Licensed Product was made, used, Sold or otherwise exploited by Licensee and/or its Related Parties;

d)

the royalties, in United States Dollars, payable to ATCC with respect to Relevant Sales;

e)

any other information reasonably necessary to confirm Licensee’s calculation of its royalty payments, such as, by way of non-limiting example, the applied Conversion Rate.

5.7

If the Licensee fails to submit a timely progress of sales report to ATCC, ATCC will be entitled to give notice and terminate the Agreement in accordance to Section 12.5. If either Party terminates the Agreement before any Licensed Products are Sold, then a final progress report covering the period prior to termination must be submitted within thirty (30) days of termination.

ARTICLE 6. RECORDS AND INSPECTIONS

6.1

ATCC shall provide to Licensee, upon request, available records related to the accessioning, manufacture, preservation, storage and handling of ATCC Materials as may be required by Licensee for its regulatory filings.

6.2

Licensee shall maintain, and shall cause its Related Parties to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to ATCC in relation to this Agreement, which records shall contain amounts payable to ATCC in relation to this Agreement, which records shall contain amounts payable to ATCC in relation to this Agreement, which records shall contain sufficient information to permit ATCC to confirm the accuracy of any reports delivered to ATCC and compliance I other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the Calendar Year to which they pertain.

6.3

During the Agreement Term and for a period of two (2) years thereafter, ATCC or its representatives shall have the right to inspect, and make copies and abstracts of, the books and records of the Licensee in conjunction with the performance of Licensee’s obligations under the terms and conditions of this Agreement. The scope of such audit and inspection activities may include the review of records supporting activities performed by Licensee and its Related Parties in conjunction with its obligations under this Agreement, as well as processes and related process internal controls and support systems, the quality and accuracy of which are directly related to the performance of Licensee’s and it Related Parties’ obligations under the terms and conditions of this Agreement. Licensee agrees to provide representatives of ATCC reasonable access to books, records, systems and processes, and shall cooperate fully with the ATCC’s representatives in support of their inspection and audit activities during Licensee’s normal business hours.

6.4

If a payment deficiency is reasonably established by such audit, Licensee shall pay the outstanding amounts within thirty (30) days of receiving written notice thereof, plus interest on such outstanding amounts as described in Section 4.5.

6.5

ATCC will pay for any audit done under Article 6. However, in the event that the audit reveals an underpayment of royalties or fees by more than five percent (5%) for the period being audited, the cost of the audit shall be paid by Licensee within thirty (30) days of receiving written notice of such underpayment. If the underpayment is less than five Percent (5%) but more than two percent (2%_ for the period being audited, Licensee and ATCC shall each pay fifty percent (50%) of the cost of the audit.

6.6

ATCC and its representatives or agents shall treat as confidential under Section 13.1 all information concerning notifications, license fees, reports, and all information learned in the course of any audit or inspection, except to the extent necessary for ATCC to revel such information in order to enforce its rights under this Agreement or as may be required by law.

ARTICLE 7. PATENTS, TRADEMARKS AND NAMES

7.1

Licensee shall notify in writing of any allegations, claim or suit by a Third Party that the activity of Licensee or its Related Parties in connection with the ATCC Materials infringes or many infringe the intellectual property rights of such Third Part promptly upon

Licensee becoming aware of such allegation, claim or suit, so that ATCC may decide whether to participate in or undertake the defense of any legal proceedings.

7.2

ATCC represents, to the best of its knowledge, that no patent or patent application presently owned or licensed by ATCC as of the Effective Date (the “ATCC Patents”) would block Licensee or its Related Parties from practicing the license granted herein. ATCC herby covenants that, during the Agreement Term and thereafter, it will not bring an action for patent infringement against Licensee or its Related Parties based on any ATCC Patents in respect of Licensee’s and/or its Related Parties activities licensed hereunder during the Agreement Term.

7.3

Except as set forth in Section 7.5, neither Licensee nor its Related Parties shall use the names of ATCC, nor of any ATCC employees in connection with this Agreement without prior written approval from an authorized representative of ATCC. ATCC shall not use the names of either Licensee or its Related Parties, or any of their respective employees in connection with this Agreement without prior written approval for an authorized representative of Licensee or the applicable Related Party.

7.4

Licensee and it Related Parties shall assign their own catalog numbers or functionally equivalent identifiers to all Licensed Products, and those catalog numbers or identifiers shall be the primary means by which customers shall order Licensed Products from Licensee or it Related Parties.

7.5

Notwithstanding the prohibition in Section 7.3, Licensee and its Related Parties may identify a Licensed Product as having been manufactured or tested using ATCC Materials licensed from ATCC, so long as such identification is accompanied by the respective ATCC catalog number and all references to ATCC use the phrase “The ATCC trademark and trade name and any and all ATCC catalog numbers are trademarks of the American Type Culture Collection” in close proximity. Neither Licensee nor its Related Parties may identify ATCC or use the ATCC Trademark or logos in any other context. By way of nonlimiting example, Licensee may state in a certificate of analysis, its published catalog or in a Federal Drug Administration Drug Master File that the Licensed Product was tested or made using the ATCC Materials identified with the applicable catalog numbers set forth in Appendix D, e.g., ATCC#CRL-1420™.

7.6

Licensee explicitly recognizes that all Trademarks are the exclusive property of ATCC.

7.7

In all cases in which Licensee or its Related Parties identify ATCC or uses ATCC’s name or Trademarks in connection with Licensed Products, Licensee and its Related Parties shall also indicate in all of its or its Related Parties’ advertising packaging, brochures, literature and communications containing such reference that the identity, purity and authenticity of Licensed Products Sold by Licensee or its Related Parties are exclusively Licensee’s or the applicable Related Parry’s responsibility and not the responsibility of ATCC, and that ATCC has no responsibility or liability for Licensed Products.

7.8

Licensee and its Related Parties shall use reasonable diligence to assure the accuracy of any representation to its customers that Licensed Products are derived, or manufactured from or contain ATCC Materials and will promptly correct any failures in this regard.

ARTICLE 8. COMMERCIAL AND COMMERCIAL ACTIVITIES

8.1

As between ATCC and Licensee, Licensee shall be solely responsible, and shall bear the full cost and expense, for the development, governmental approval, manufacturing, marketing, use and Sale of Licensed Products.

8.2

As between ATCC and Licensee, Licensee shall alone have the obligation to ensure that any Licensed Products developed, made, used, or Sold by Licensee or its Related Parties are not defective and that any Licensed Product and any conduct of Licensee and its Related Parties with respect to Licensed Products satisfies all applicable government laws and regulations.

8.3

Licensee shall comply with, and shall contractually obligate its Related Parties to comply with, all Untied States laws and regulations controlling the export and re-export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce (as presently promulgated or hereinafter modified or amended). Licensee bears sole responsibility for any violation of such laws and regulations by itself or its Related Parties, and it will indemnify, defend and hold ATCC harmless (in accordance with Section 9.1) for the consequences of any such violation.

8.4

Licensee shall obtain, and shall contractually obligate its Related Parties to obtain, all authorities, consents and clearances required for the purchase, importation, exportation transportation, distribution, demonstration and Sale of Licensed Products to and within the Territory. Licensee shall comply with, and shall contractually obligate its Related Parties to comply with, all applicable foreign and domestic, federal, state and local statutes, ordinances and regulations.

8.5

Licensee and its Related Parties shall receive, store, handle and ship the Biological Materials and the Licensed Products under procedures which will ensure that there is no degradation of the quality thereof or in their packaging, or appearance, and shall maintain adequate facilities for the receipt, storage, handling and shipment of Biological Materials and Licensed Products.

8.6

Licensee and its Related Parties shall conduct their business in a manner that will reflect favorably on ATCC and the reputation of ATCC and its products, and avoid any deceptive, misleading, or unethical practice that is or might be detrimental to the reputation and good name of ATCC and its products.

ARTICLE 9. INDEMNIFICATION AND INSURANCE

9.1

Licensee hereby indemnifies ATCC, its officers, agents and employees, and agrees to hold them harmless from and against any and all liability, damage, loss or expense (including reasonable attorneys’ fees) arising from any claim, demand, action or proceeding based upon any action or omission of Licensee or any of its Related Parties in connection with this Agreement, including, but not limited to:

a)

The use, manufacture, marketing, Sale, storage, demonstration or advertising of a Licensed Product by Licensee or any of its Related Parties;

b)

The final consumer’s use of a Licensed Product purchased, or otherwise acquired from Licensee or any of its Related Parties;

c)

a Third Party’s manufacture of a Licensed Product at the request of Licensee or any of its Related Parties; and

d)

any act or omission of Licensee, its employees, Related Parties or any other Third Party acting on behalf of or under authorization from licensee in the performance of this Agreement;

or incurred in the settlement or avoidance of any such claim, demand, action or proceeding. ATCC shall have the right to select counsel and control the defense thereof, subject to right of the Licensee to participate therein. Licensee further agrees to indemnify ATCC, its officer, agents and employees and agrees to hold them harmless from and against, any loss, damage, claim, expense or liability, including but not limited to attorney’s fees, resulting from any property damage, personal injury or death arising out of or in connection with the acts of the officers, agents or employees of Licensee and/or its Related Parties while performing duties under this Agreement. ATCC shall not agree to any settlement relating to any claim, demand, action, or proceeding by a Third party in connection with this Agreement without the express written consent of Licensee.

9.2

Licensee shall maintain and shall cause its Related Parties to maintain, during the Agreement Term and for five (5) years after Licensee and its Related Parties cease Selling Licensed Products, comprehensive General Liability Insurance including Products/Complete Operation coverage in an amount no less than five million dollars ($5,000.000) and Professional Errors and Omissions Liability Insurance in an amount no less than five million dollars ($5,000.000) with reputable and financial secure insurance carrier(s) to cover all claims against liability arising out of the manufacture, distribution, handling, use or sale of Licensed Products, and shall name ATCC as an additional insured and shall provide to ATCC a certificate of such insurance on the first anniversary of the Effective Date and also promptly upon ATCC’s request.

ARTICLE 10. WARRANTIES AND LIMITATIONS

10.1

ATCC WARRANTS THAT ATCC MATERIALS SHALL BE VIABLE UPON SHIPMENT FROM ATCC FOR A PERIOD OF THIRTY (30) DAYS (“WARRANTY PERIOD”). ATCC WARRANTS THAT ANY ATCC MATERIAL PROVIDED BY IT SHALL MEET THE SPECIFICATIONS ON THE PRODUCT INFORMATION SHEET, CERTIFICATE OF ANALYSIS, AND/OR CATALOG DESCRIPTION UNTIL THE EXPIRATION DATE ON THE PRODUCT LABEL. THE EXCLUSIVE REMEDY FOR BREACH OF THIS WARRANTY IS, AT ATCC’S OPTION, (A) REFUND OF THE FEE PAID TO ATCC FOR SUCH ATCC MATERIALS (EXCLUSIVE OF SHIPPING AND HANDLING CHARGES), OR (B) REPLACEMENT OF THE ATCC MATERIALS. THE EXCLUSIVE REMEDY APPLIES UNDER THE CONDITION THAT LICENSEE AND ITS CUSTOMER HANDLES AND STORES ATCC MATERIALS AS DESCRIBED IN THE PRODUCT SHEET. TO OBTAIN THE EXCLUSIVE REMEDY, LICENSEE MUST REPORT THE LACK OF VIABILITY TO ATCC’S TECHNICAL SERVICE DEPARTMENT WITHIN THE WARRANTY PERIOD. ANY EXPIRATION DATE SPECIFIED ON

THE ATCC MATERIALS SHIPMENT DOCUMENTATION STATES THE EXPECTED REMAINING USEFUL LIFE, BUT DOES NOT CONSTITUTE A WARRANTY OR EXPEND ANY APPLICABLE WARRANTY PERIOD. THIS WARRANTY SHALL BE VOIDED ONCE LICENSEE USES, MODIFIES OR REPLICATES ANY ATCC MATERIALS.

10.2

EXCEPT AS EXPRESSLY PROVIDED ABOVE THE ATCC MATERIAL, ANY OTHER ATCC PRODUCTS, AND ANY TECHNICAL INFORMATION AND ASSISTANCE PROVIDED BY ATCC ARE PROVIDED “AS IS”, WITHOUT WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MANUFACTURE ACCORDING TO GMP STANDARDS, TYPICALITY, SAFETY, ACCURACY AND NON-INFRINGEMENT.

10.3

IN NO EVENT SHALL ATCC, ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES (collectively “ATCC INDEMNIFIED PARTIES”) BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (WHETHER IN CONTACT, TORT, NEGLIGENCE, STRICT LIABILITY, STATUTE OR OTHERWISE) EVEN IF ATCC HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS OR CLAMS OF LICENSEE’S CUSTOMERS FOR SUCH DAMAGE. IN NO EVENT SHALL ATCC’S CUMULATIVE LIABILITY EXCEED THE ACTUAL AMOUNTS PAID NY LICENSEE UNDER THIS AGREEMENT FOR THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE CLAIM THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT AND SHALL APPLY EVEN IF THE LIMITED REMEDY SPECIFIED IN THE AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

ARTICLE 11. COMPLIANCE WITH LAWS

11.1

Licensee hereby certifies, and shall contractually obligate its Related Parties to certify, that Licensee and its Related Parties to certify, that Licensee and its Related Parties, applicable, shall (1) ensure that only qualified personnel work with Biological Material in proper facilities; (2) provide sufficient internal security to assure access to Biological Material only by those individuals authorized to work with the; (3) not transfer, export, resell, or otherwise dispose of any Biological Material to any Third Parties under any circumstances without written authorization by ATCC and the appropriate government agencies or as explicitly provided for within the Agreement; (4) not permit access to Biological Materials by foreign entities or individuals when to do so would be in violation of export control laws; (5) comply with all applicable federal, state or local laws and regulations pertaining to Biological Material or their handling, storage, use transportation; and (6) unless requested otherwise by ATCC, destroy all Biological Material according to accepted practices for destruction of biohazardous material upon expiration or termination of this Agreement as set forth in Article 12.

ARTICLE 12. TERM AND TERMINATION

12.1

Evaluation License Term. The term of the Evaluation License shall be twelve(12) months from the Effective Date of this Agreement. Subject to the payment of any consideration due under Section 4. Of this agreement, Licensee may renew the Evaluation License term up to two (2) times by providing ATCC written notice of its renewal request within thirty (30) days prior to the expiration of the preceding Evaluation License tern. Notwithstanding the forgoing, the Evaluation License shall under all circumstances terminate immediately upon submission of an Investigational New Drug Application.

12.2

Commercial Use License Term. Subject to the receipt of payment of the applicable fees set forth in Article 4, the Commercial Use License Term will begin immediately upon the termination or expiration of the Evaluation License, and it will continue until the termination or expiration of this Agreement.

12.3

Agreement Term. This Agreement will remain in full force and effect for forty (40) years from the Effective Date of this Agreement, unless earlier terminated under this Article 12.

12.4

Unless earlier terminated under this Article 12, Licensee may terminate the Evaluation License granted in Section 2.11 and the Commercial Use License granted in Section 2.2 under this Agreement at any time upon sixty (60) days written notice to ATCC, subject to the payment of any consideration due.

12.5

This agreement may be terminated by written notice to the other Party, if a Party materially breaches a material provision of this Agreement and has failed to cure or demonstrate the nonexistence of the breach within sixty (60) days of receipt of a written notice and demand to cure such breach. For the avoidance of doubt, ATCC may automatically terminate this Agreement if, within sixty (60) days written notice to Licensee, Licensee fails to cure the following circumstances:

a)

if any payment due ATCC is unpaid under this Agreement;

b)

if Licensee (i) fails to provide a progress or sales report or (ii) provides any false progress or sales reports; or

c)

If Licensee fails to terminate a sublicense to a Sublicense after said Sublicensee materially breaches a material provision of the sublicense, and fails to cure such breach within a reasonable time.

12.6

This Agreement may be terminated by ATCC by it providing written notice to the Licensee, with effect immediately, if

a)

either Licensee becomes insolvent under local law, makes a general assignment for the benefit of creditors, is adjudicated a bankrupt or insolvent, files a voluntary petition in bankruptcy or for a reorganization or to effect a plan or other petition against it for an adjudicated in bankruptcy or thereof, or applies for or permits the appointment of a receiver, trustee, or custodian for any substantial portion of its properties or assets; or

b)

if an order is entered by any court approving an involuntary petition seeking reorganization of Licensee, or appointing a receiver, trustee or custodian for any substantial portion of its assets or business.

12.7

Upon expiration of the Evaluation License under Section 12.1, or upon termination of this Agreement during the Evaluation License Term, as provided in Section 12.4, all terms and conditions set forth this Agreement shall thereafter be governed by the provision of the MTA.

For clarification, this Section shall apply only to expiration or termination of this Agreement during the Evaluation License Term and prior to the commencement of the Commercial Use License granted pursuant to Section 2.1(b). If this Agreement is terminated pursuant to Section 12.4 at any point on or after the date the Commercial Use License has been granted, then this Section 12.7 shall not apply.

12.8

Upon expiration of the Commercial Use License under Section 12.2, or upon termination of this Agreement during the Commercial Use License Term, as provided in Section 12.4, Licensee shall within a period of three (3) months after the date of such expiration or termination, cease all use and destroy all stocks of Biological Material and Licensed Products, and shall provide ATCC with written notification of that fact: provided, however, that Licensee may Sell any Licensed Products actually I the possession of Licensee during such three (3) month period, so long as Licensee continues to submit any records and reports as required in Article 6, and pays to ATCC all fees due under this Agreement, and otherwise continues to comply with the terms of this Agreement. Licensee shall not otherwise develop, make, use, or Sell Licensed Products after the expiration of the three (3) month period.

For clarification, this Section shall apply only to expiration or termination of this Agreement during the Commercial Use License Term granted pursuant to Section 2.1(b). If the Agreement is terminated prior to the date of commencement of the Commercial Use License granted in Section 2.1(b), then this Section 12.8 shall not apply.

12.9

Upon terminate of this Agreement by ATCC for reason of Licensee’s breach as provided in Section 12.5 or as provided in Section 12.6, Licensee shall immediately cease all use and destroy all stocks of Biological Material and Licensed Products and shall provide ATCC with written notification of that fact. Licensee shall not otherwise Evaluate, develop, make, use, or Sell Licenses Products after the date of such termination.

12.10

The exercise by either Party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

12.11

Obligation to pay to ATCC the applicable license fees set forth in Article 4 shall survive the termination or expiration of this Agreement for as long as Licensee and its Related Parties (i) receive any payment, license revenue, income, royalty, or any other valuable or monetary consideration or (ii) hold any equity, or warrants or interest in and from any joint venture or Third Parties in consideration for any Sale, sublicense or any other exploitation of Licensed Products granted under Article 2.

12.12

Termination or expiration of this Agreement for any reason shall not relieve the Parties of any rights and obligations set forth in Sections 2.4, 3.3, 6.2, 6.4, 10.3, 12.5, 12.11, 15.8 through 15.11, Article 9, Article 13, and all definitions related thereto.

ARTICLE 13. CONFIDENTIALITY

13.1

ATCC Licensee and its Related Parties shall use reasonable efforts (which shall be at least as great as the efforts it uses to maintain the confidentiality of its own Confidential Information) to maintain the confidentiality of the negotiated terms of this Agreement and any Confidential Information. the receiving party can use the disclosing party’s Confidential Information to exercise its rights and perform its obligations under this Agreement (including, without limitation, the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing. The foregoing obligations of confidentiality shall survive expiration or termination of this Agreement for a period of five (5) years after the effective date of expiration or termination.

13.2

Except as required by law, regulation or court order, and, in the case of ATCC, except as may be required in order to maintain its status as an exempt organization under Section 501(c)(3) of the United States Internal Revenue Code and regulations thereunder, neither ATCC nor Licensee nor its Related Parties shall originate any publicity, news release, or other public announcement relating to the ATCC Materials, this Agreement, or to any amendment thereto or to performance hereunder or the existence of an arrangement between the Parties (a “Public Announcement”), written or oral, whether to the public or the press, to stockholder, or otherwise, without prior written approval of the other Party with regard to the form, content and precise timing of such Public Announcement. Approval of Public Announcement must first be submitted to the other Party for its review and approval in sufficient time to enable the other Party to consider and comment thereon. Nothing herein shall be construed to prevent Licensee or its Related Parties from disclosing the name, source, and use of ATCC Materials in patent applications, documents filed before regulatory authorities involved in the marketing approval of drugs or biologics, or scientific publications or presentations. Nor shall anything herein be construed to prevent Licensee of its Related Parties from issuing any publicity, new release, or other public announcement relating to Licensed Products, wherein such publicity, new release, or other public announcement does not mention ATCC.

13.3

Upon expiration or termination of this Agreement, or at any time upon the written request of ATCC, Licensee and its Related Parties immediately shall (i) cease using the Confidential Information disclosed by ATCC, (ii) return any Confidential Information disclosed by ATCC, and (iii) destroy any notes or personal memoranda which includes or make reference to such Confidential Information or redact such information from such material.

ARTICLE 14. NOTICES

14.1

For purposes of mailings of notices, payments, reports, or other communications, the addresses of the Parties are given below:

In the case of ATCC:	In the case of Licensee:

Director of Licensing & Intellectual Property	Jeff Wolf, Chief Executive Officer
IP, Licensing & Services	Heat Biologics, Inc.
American Type Culture Collection	119 Washington Avenue, Suite 401
10801 University Boulevard	Miami Beach, FL 33139
Manassas, VA 20110-2209 USA
Fax: 703-334-2932

14.2

Notices shall be deemed properly given if delivered to the above location (or such other location as a Party may specify pursuant to a notice under this Section 14.2) by (a) certified mail, return receipt requested, (b) facsimile with a written confirmation copy (c) hand delivery, or (d) nationally recognized courier service.

14.3

All communication regarding this Agreement shall be in the English language, with exception to official documents that shall be mailed in their original language accompanied by a notarized translation to English.

ARTICLE 15. GENERAL PROVISIONS

15.1

Terms in the Agreement that appear in all capital letters, other than the names of the Parties and article headings, have meanings as defined under Article 1, unless separately defined in the body of Articled 2 through Article 15.

15.2

Article headings are inserted in this Agreement for convenience of reference only and no construction, meaning, interpretation or inference shall be derived from them.

15.3

This Agreement is not assignable by Licensee except with the prior written consent of ATCC unless being assigned to corporate successor of Licensee or assigned o a person r entity acquiring all or substantially all of the business and assets of the division or divisions of Licensee involved in the development and Sale of Licensed Products. Notwithstanding the foregoing, ATCC may assign its rights hereunder; provided, however, that such assignment of ATCC’s rights hereunder shall be subject to all of the terms of this Agreement.

15.4

No term or provision of this Agreement shall be waived and no breach excused unless such waiver for consent shall be in writing and signed by an authorized representative of each of the Parties hereto. No waiver of a breach shall be deemed to be a waiver of a different or subsequent breach. Failure by either Party to enforce, or a delay in exercising, or a partial exercise of any covenants or rights or remedies under this Agreement shall not be deemed or construed as a waiver of such rights, nor shall waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other or subsequent instances.

15.5

This Agreement may not be modified, changed or terminated orally. No change, modification, addition or amendment shall be valid unless in writing and signed by an authorized representative of each of the Parties hereto.

15.6

In the event any term or provision of this Agreement is determined to be invalid or unenforceable, the remaining provision shall remain in full force and effect.

15.7

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this agreement for failure or delay in fulfilling or performing any term of this Agreement (except as regards payment obligations) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (hereinafter, a Force Majeure Event), including but not limited to (i) any law, regulation, order, rule, direction, priority, seizure, allocation, requisition, or any other official actions by any department, bureau, board, administration, or other instrumentality or agency of any government or political subdivision thereof having jurisdiction over such Party; or (ii) fire, floods embargoes, war, acts of war (whether war be declared or not), insurrections acts of terrorism, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority (including regulatory and advisory bodies). Upon the occurrence of any Force Majeure Event, the affected Party shall give written notice of such event to the other Party, and in the event of (ii) above shall use reasonable efforts to overcome such Force Majeure Event.

15.8

The status of each Party under this Agreement is that of an independent contractor, and neither Party has the right or authority to assume or create any obligation accept legal process, make commitments, incur any charges or otherwise bind or act on behalf of the other or limit the other in any manner whatsoever, except as expressly stated herein. Neither this Agreement nor any act hereunder shall be construed as constituting the foundation of a partnership, association, agency, joint venture or any other entity.

15.9

Any dispute arising under this Agreement (other than a dispute involving a claim for injunctive or equitable relief) shall be resolved as follows:

a)

ATCC and Licensee, through appropriately senior persons, shall first meet and attempt to resolve the dispute in face-to-face or telephonic negotiations. This meeting shall occur within thirty (30) days of the time that one Party notifies the other in writing of the existence of such dispute.

b)

If no resolution is reached, ATCC and Licensee shall, within forty-five (45) days of the first meeting, attempt to settle the dispute by formal mediation. If the parties cannot agree upon a mediator and the place of the mediation, the mediation shall be administered b the American Arbitration Association in Manassas, Virginia, if available, or, otherwise in Prince William County, Virginia.

c)

If no resolution is reached within forty-five (45) days of the initiation of the mediation, the dispute shall be resolved by binding arbitration before a panel of three arbitrators (one arbitrator chosen by each of the Parties and the third arbitrator chosen by the first two, unless the parties agree otherwise), at least one of whom shall have a minimum of five (5) years of experience in the field of biotechnology or pharmaceutical product for patent licensing, and shall be under the jurisdiction of, administered by and in accordance with the rules of the American Arbitration Association. The venue for the arbitration shall be in Manassas, Virginia. In no event shall punitive or exemplary damages be awardable. The arbitrators shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration, including by not limited to reasonable attorney’s fees, in such equitable manner as they determine. The Parties irrevocably agree that a final judgment in any arbitration proceeding relating to this Agreement shall be conclusive and shall be enforceable in any court having jurisdiction thereof.

15.10

Notwithstanding anything to the contrary in the foregoing, either Party may obtain from a court any interim or provisional relief that may be necessary to protect its rights or property. If a claim seeks both equitable relief and other relief, the portion of the claim that seeks relief other than equitable relief shall be stayed until after the claim for equitable relief is finally determined. The remaining portion of the claim shall then be resolved by binding arbitration as provided above.

15.11

All matters affecting the interpretation, validity, and performance of the Agreement shall be governed by the laws of the Commonwealth of Virginia applicable to agreements to be performed wholly with Virginia by Virginia residents.

15.12

This Agreement constitutes and contains the entire Agreement of the Parties respecting the subject matter and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether written or oral, between the Parties respecting its subject matter. Nothing herein shall be construed as granting to a Party under Section 2.1 by implication, estoppels or otherwise, any rights, title or interest in, or any license under, any Confidential Information, unless as provided in this Agreement. Wherever there is any conflict between any provision of the MTA and this Agreement, this Agreement shall prevail.

15.13

This Agreement shall be signed in two (2) counterparts each of which shall be deemed to be an original and both of which taken together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to product or account for more than the number of counterparts containing the respective signatures on behalf o the Parties hereto.

SIGNATURES ARE ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, ATCC and the Licensee have caused this Agreement to be executed in duplicate by their respective duly authorized officers.

For ATCC

10801 University Boulevard, Manassas, Virginia 20110-2209, USA

By:	/s/ Raymond H. Cypess, D.V.M., PhD.	Date:	4/12/11
Raymond H. Cypess, D.V.M., PhD.
President and Chief Executive Officer

For Licensee

Heat Biologics, Inc.

119 Washington Avenue, Suite 401, Miami Beach, FL 33139, USA

By:	/s/ Jeffrey Walt	Date:	4/12/11
Printed Name:	Jeffrey Walt
Title:	CEO

[The remainder of this page intentionally left blank.]

MATERIAL TRANSFER AGREEMENT ("MTA'')                                                                 [logo]
Last updated February 1, 2010                                                                                                 ATCC

IMPORTANT!  PLEASE READ CAREFULLY BEFORE SUBMITTING AN ORDER. THIS IS A CONTRACT.

This Material Transfer Agreement ("MTA'') is between Purchaser and the American Type Culture Collection, a notfor-profit organization, having its principal place of business at 10801 University Boulevard, Manassas, VA 20110-2209 ("ATCC"). Purchaser must have an approved, current ATCC account to place an order. This MTA is effective as of the last date of execution by the parties and governs the purchase and use of all ATCC Materials under the terms and conditions set forth below.

TERMS AND CONDITIONS

Definitions

"ATCC Material(s)" means materials acquired from ATCC as documented on an ATCC Sales Order.

"ATCC Sales Order" means an order submitted for ATCC Materials in a form and format as determined by ATCC from time to time.

"Biological Material(s)" means ATCC Materials Progeny Unmodified Derivatives and any Unmodified Derivatives within Modifications either individually or jointly.

"Commercial Use" means the sale license, lease, export transfer or other distribution of the Biological Materials to a person or entity not party to this MTA for financial gain or other commercial purposes and/or the use of the Biological Material: (a) to provide a service to a person or entity not party to this MTA for financial gain; (b) to produce or manufacture products for general sale or products for use in the manufacture of products ultimately intended for general sale (c) in connection with ADME (Absorption, Distribution Metabolism and Excretion) testing; (d) in connection with drug potency or toxicity testing which does not include either screening multiple cell lines for potential inclusion in a screening assay system or screening multiple compounds in a system for internal research purposes only; (e) in connection with proficiency testing service(s), including but not limited to, providing the service of determining laboratory performance by means of comparing and evaluating calibrations or tests on the same or similar items or materials in accordance with predetermined conditions; or (f) for research conducted under an agreement wherein a for-profit entity receives a right whether actual or contingent to the results of the research. Commercial Use specifically does not include Industry Sponsored Academic Research.

"Contributor(s)" means an organization(s) and/or individual(s) providing original material to ATCC for deposit.

"Industry Sponsored Academic Research" means research sponsored by a for-profit organization carried out at a non-profit organization and by the non-profit organization's employees.

"Investigator" means the Purchaser's principal scientist or researcher using the Biological Material(s).

"Modification(s)" mean substances created by Purchaser which contain and/or incorporate a significant or substantial portion of ATCC Material.

"Progeny’ means an unmodified descendant from the ATCC Materials, such as virus from virus, cell from cell/ or organism from organism.

"Purchaser(s)" means the organization purchasing and receiving ATCC Material pursuant to this MTA.

"Unmodified Derivative(s)" mean substances created by Purchaser that constitute an unmodified functional sub-unit or product not changed in form or character and expressed by the ATCC Material provided by ATCC. Unmodified Derivatives include, but are not limited to, subclones of unmodified cell lines, purified or fractionated subsets of materials provided by ATCC, proteins expressed by DNA/RNA supplied by ATCC, or monoclonal antibodies secreted by a hybridoma cell line.

Scope of Use

Subject to the terms of this MTA, Purchaser's Investigator may make and use the Biological Materials provided to Purchaser by ATCC for research purposes only in Purchaser's Investigator's laboratory only. The Biological Materials are not intended for use in humans. Purchaser agrees that Biological Materials designated as biosafety level 2 or 3 constitute known pathogens and that other Biological Materials not so designated may be pathogenic under certain conditions. Purchaser assumes all risk and responsibility in connection with the receipt, handling, storage, disposal, transfer and Purchaser's use of the Biological Materials including without limitation taking all appropriate safety and handling precautions to minimize health or .environmental risk. Purchaser agrees that any activity undertaken with the Biological Materials will be conducted in compliance with all applicable guidelines, laws and regulations, and that Purchaser will obtain all permits, licenses or other approvals required by any governmental authority in connection with purchaser's receipt, handling, storage, disposal, transfer and use of the Biological Materials.

Purchaser shall not distribute, sell, lend or otherwise transfer, to a person other than the Purchasers Investigator, or entity not party to this MTA, the Biological Material, as defined above, for any reason, without ATCC's prior written agreement.

Any Commercial Use of the Biological Material is strictly prohibited without ATCC's prior written consent. Purchaser acknowledges and agrees that Purchaser's use of certain Biological Material may require a license from a person or entity not party to this MTA or be subject to restrictions that may be imposed by a person or entity not party to this MTA ("Third Party Terms"). To the extent of ATCC's knowledge of the existence of any such applicable rights or restrictions, ATCC will take reasonable steps to identify the same, either in ATCC's catalog of ATCC Materials and/or through ATCC's customer service representatives, and to the extent they are in the possession of ATCC, ATCC shall make information regarding such Third Party Terms reasonably available for review by Purchaser upon request. Purchaser expressly acknowledges that if there is a conflict between this MTA and the Third Party Terms, the Third Party Terms shall govern. Use of the Biological Materials may be subject to the intellectual property rights of a person or entity not party to this MTA, the existence of which rights may or may not be identified in the ATCC catalog or website, and ATCC makes no representation or warranty regarding the existence or the validity of such rights. Purchaser shall have the sole responsibility for obtaining any intellectual property licenses necessitated by its possession and use of the Biological Materials.

The use permitted under this MTA for Industry Sponsored Academic Research extends only to the academic research carried out at the non-profit organization and the non-profit organization's employees. Any non profit Purchaser using the Biological Materials in connection with Industry Sponsored Academic Research agrees to notify the industrial sponsor that any use of the Biological Materials by the industry sponsor will require a separate license from ATCC and/or its Contributors and that ATCC and/or its Contributors are under no obligation hereunder to license any Biological Materials to any such industry sponsor.

Warranty; Warranty Disclaimer

ATCC warrants that (a) cells and microorganisms included in the ATCC Material shall be viable upon initiation of culture for a period of thirty (30) days after shipment thereof from ATCC and (b) any ATCC Material other than cells and microorganisms shall meet the specifications on the applicable ATCC Material product information sheet, certificate of analysis, and/or catalog description until the expiration date on the applicable ATCC Material's product label (such thirty (30) day period, or period until the expiration date, referred to herein as the "Warranty Period"). Purchaser's exclusive remedy, and ATCC's sole liability, for breach of the warranties set forth in this paragraph is for ATCC to, at ATCC's sole option, either (i) refund the fee paid to ATCC for such ATCC Material (exclusive of shipping and handling charges), or (ii) replace the ATCC Material. The warranties set forth in this paragraph apply only if Purchaser handles and stores the ATCC Material as described in the applicable ATCC Material product information sheet. To obtain the exclusive remedy, Purchaser must report the lack of viability or non-conformation to specifications to ATCC's Technical Service Department within the applicable Warranty Period. Any expiration date specified on the ATCC Material shipment documentation states the expected remaining useful life, but does not constitute a warranty or extend any applicable Warranty Period. Except as expressly provided above, the ATCC Material and any technical information and assistance provided by ATCC are provided as-is, without warranties of any kind, express or implied, including but not limited to any implied warranties of merchantability, fitness for a particular purpose, typicality, safety, accuracy and/or non-infringement.

Compliance with Laws

Purchaser is solely responsible for compliance with all foreign and domestic, federal, state and local statutes, ordinances and regulations applicable to use of the Biological Material. Without limiting the generality of the foregoing, any shipment of Biological Materials to countries outside the United States must comply with all applicable foreign and U.S. laws, including the U.S. export control laws and related regulations. Distribution by ATCC of Budapest Treaty patent deposits are made pursuant to, and in compliance with, all applicable laws and regulations, including the Budapest Treaty and related 37 C.F.R. provisions. If there is any conflict between the terms of this MTA and any applicable law or regulation with respect to Materials that are supplied hereunder by ATCC from the stock of a Budapest Treaty deposit, then the terms of the applicable law or regulation shall govern.

Indemnification

If Purchaser is a for-profit or private non-profit organization:

1

Purchaser hereby agrees to indemnify, defend and hold harmless ATCC and its Contributors against all third party claims losses, expenses and damages, including reasonable attorneys' fees (collectively "Claims") arising out of or relating to Purchaser's use, receipt, handling, storage, transfer, disposal and other activities relating to Biological Materials, provided that Purchaser's liability shall be limited to the extent that any such Claim arises out of ATCC's gross negligence or willful misconduct. All non-monetary settlements of any such Claims are subject to ATCC's prior written consent, such consent not to be unreasonably withheld.

If Purchaser is a Federal or State non-profit organization or a foreign organization that is prohibited by law from entering into the indemnification obligation set forth in tile above paragraph:

Purchaser assumes all liability for any and all third party claims, losses, expenses and damages, including reasonable attorneys' fees (collectively "Claims") arising out of or relating to Purchaser's use, receipt, handling, storage, transfer, disposal and other activities relating to Biological Materials, provided that Purchaser's liability shall be limited to the extent that any such Claim arises out of ATCC's gross negligence or willful misconduct, and provided further that if the Purchaser is the U.S. federal government or a state institution such Purchaser assumes such liability only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. §§ 2671 et seq. or under equivalent applicable State or foreign law.

Limitation of Liability

In no event will ATCC or its Contributors be liable for any indirect, special, incidental or consequential damages of any kind in connection with or arising out of the MTA or Biological Materials (whether in contract, tort, negligence, strict liability, statute or otherwise) even if ATCC has been advised of the possibility of such damages. In no event shall ATCC's cumulative liability to the Purchaser exceed the fees paid by Purchaser under this MTA for the twelve (12) month period preceding the date of the event giving rise to the claim. Purchaser agrees that the limitations of liability set forth in this MTA shall apply even if a limited remedy provided hereunder fails of its essential purpose.

Intellectual Property Identification

As between the parties, ATCC and/or its Contributors shall retain ownership of all right, title and interest in the ATCC Materials, Progeny, Unmodified Derivatives and Biological Materials contained or incorporated in Modifications. Purchaser retains ownership of: (a) Modifications (except that, as between the parties, ATCC retains ownership rights to Biological Material included therein) and (b) those substances created through the use of Biological Material, but which do not contain Biological Material. Notwithstanding the foregoing, Purchaser acknowledges and agrees that the Biological Materials are subject to the restrictions noted in the "Scope of Use" section above. Purchaser agrees to acknowledge ATCC and any Contributor indicated by ATCC as the source of the Biological Material in all .research, academic or scholarly publications and in patent applications that reference the Biological Material. If required by the Contributor of the ATCC Material, ATCC may inform the Contributor of Purchaser's identity. Purchaser explicitly acknowledges that ATCC retains all right, title and interest in the ATCC trademarks, trade-names, logos, ATCC catalog numbers and ATCC specific designations of ATCC Materials sold by ATCC (including but not limited to ATCC,UNIPLUS™, YOUR DISCOVERIES BEGIN WITH US®, THE GLOBAL BIORESOURCE CENTER™, Authenticult™, SafeTsource™, ATCC CULTURES™, ATCC BIOPRODUCTS™, ATCC SPECIAL COLLECTIONS™, ATCC SERVICES™, ATCC Genuine Cultures™, ATCC Licensed Derivative®, BioEscrow®, ATCC Standards Resource®, ATCC Proficiency Standard®, ATCC Standard Reference Material™), Purchaser expressly agrees not to use the ATCC trademarks, trade-names, logos, ATCC catalog numbers or ATCC specific designations of ATCC Materials sold by ATCC in any way without ATCC’s prior written agreement.

Miscellaneous

Any disputes arising under this Agreement shall be tried exclusively in the United States District Court for the Eastern District of Virginia or if subject matter jurisdiction does not exist in that court, then in the state courts of Virginia for Prince William County, and Purchaser hereby expressly consents to, submits to and waives any objection to the jurisdiction of such courts; provided however, if Purchaser is a US Federal or State non-profit organization; then any disputes arising under this Agreement shall be tried exclusively in a court of competent jurisdiction.

Purchaser agrees that any breach of this Agreement, including but not limited to any breach of the scope of use provisions of this Agreement, will entitle ATCC to immediately cease without notice to Purchaser further shipments of Biological Materials and may create such irreparable injury as to entitle ATCC to seek temporary restraining orders and other preliminary or permanent injunctive relief in addition to all other equitable and legal remedies that may be afforded under US or foreign laws.

Purchaser may not assign or otherwise transfer this MTA or any rights or obligations under this MTA, whether by operation of law or otherwise. Any such attempted assignment or transfer will be void and of no force or effect. This MTA, including all documents incorporated herein by reference, constitutes the entire agreement between ATCC and Purchaser with respect to the Biological Material and supersedes all previous agreements or representations (whether written or oral) between ATCC and Purchaser relating to the same subject matter. This MTA may not be modified, waived or terminated except in writing and signed by the parties hereto. No term or provision contained herein shall be deemed waived and no breach excused unless such waiver or consent shall be In writing and signed by the parties. If any provision of this MTA is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect. None of the provisions of this MTA are intended to create, nor shall be deemed or construed to create, any relationship between ATCC or Purchaser other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the provisions of this MTA.

Appendix B: Annual Progress Report

Licensee:

SCL

Period Covered:

 From:

/

/

Through

/

/

Reporting of development and Sales activities for Calendar Year. Check all activities that occurred during the Calendar Year for each Licensed Product, and indicate which of the Related Parties is responsible for each such activity.

If Licensee or its Related Parties made Sales of Licensed Products, then also submit an annual royalry report using the form found on Appendix C of this Agreement.

Name of Licensed Product	IND Filed	Phase I Clinical Trial	Phase II Clinical Trial	Phase III Clinical Trial	Application Submitted for Marketing Authorization	Marketing Authorization Granted	Sale or Commercial Exploitation	Discontinued

I hereby certify the information set forth above is correct and complete and meets all of the reporting requirements set forth under the Agreement.

By: (please sign)	Date:

Name (please print)

Title:

Appendix C: Annual Royalty Report

Licensee:

SCL

Period Covered:

 From:

/

/

Through

/

/

If the licenses granted in the Agreement covers several product lines, please prepare a separate report for each Licensed Product line; then combine all Licensed lines into a summary report.

If units were Sold by Related Party other than Licensee, clearly indicate which of the Related Parties were responsible, and the extent to which they were responsible, for each such Sales activity.

Report type:	☐	Single Licensed Product Report
Trademark of Licensed Product
ATCC Cell line(s)

	☐	Multi-product Summary Report
Licensee's Tradenames of Product Lines
ATCC Cell line(s)

Country	Units Sold	Gross Sales	*Less Allowances	Relevant Sales	Royalty Rate	Conversion Rate	Period Royalty Amount in U.S. dollars
U.S.A.
Canada
Europe;
-
Japan
Other:
-
TOTAL

On a separate page, please indicate the reasons of any significant adjustment. Also note any unusual occurrences that affected royalty amounts during the period.

I hereby certify the information set forth above is correct and complete and meets all of the reporting requirements set forth under the Agreement.

By: (please sign)	Date:

Name (please print)

Title:

Appendix D: ATCC Materials

ATCC* CRL-1420™
ATCC* CRL-1678™
ATCC* CRL-1682™
ATCC* CRL-1687™
ATCC* CRL-1690™
ATCC* CRL-1749™
ATCC* CRL-166™
ATCC* CRL-78™

Appendix E. Third Party Contactor Transfer Agreement

This transfer agreement ("Agreement") is between [Third Party Transferee], having a place of business at PLEASE FILL IN ADDRESS ("Recipient") and [Licensee], having its principal place of business at PLEASE FILL IN ADDRESS ("Company"). This Agreement shall be effective as of the date of full execution.

Recitals

Company has entered into a certain biological material license agreement with the American Type Culture Collection ("ATCC") (said agreement, identified by ATCC as 2010·BMLA-00038; hereinafter referred to as the "ATCC Agreement"), regarding the use of certain ATCC Materials.

Pursuant to the terms of the ATCC Agreement, during the term of the ATCC Agreement, ATCC has authorized Company employ and/or engage Third Parties, and transfer ATCC Material and Confidential Information to such Third Parties, for the limited purpose of assisting Company in the evaluation, research, development, and manufacture of Licensed Product for Company's benefit; provided, however, that Recipient agrees in writing to the terms that are set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration and the following mutual promises, the receipt and sufficiency of which is hereby acknowledged, Recipient and Company agree to the following terms and conditions in order to utilize the ATCC Materials and hereby enter into this Agreement:

TERMS AND CONDITIONS

"ATCC Material(s)" means ATCC MATERIAL and all Confidential Information.

"Biological Material(s)" means ATCC Materials, Progeny, Unmodified Derivatives and Modifications, either individually or jointly.

"Confidential Information" means information of the disclosing party which includes or make reference to Biological Materials and/or ATCC that has commercial value, including without limitation, trade secrets, compounds, reagents, biological material, techniques for the handling and use of biological materials; know-how, formulas, processes, product ideas, inventions (whether patentable or not}, improvements, copyrightable or patentable materials, schematics, and other technical, business, financial, and product development plans, forecasts, strategies, and information, and that the disclosing party discloses to the receiving party. Confidential Information shall not include information that the receiving party can demonstrate: (a) was/is at the time of disclosure in the public domain; or (b) has come into or is in the public domain through no fault of the receiving party; or (c) was/is known to the receiving party prior to disclosure thereof by the disclosing party and was not acquired directly from the disclosing party on a confidential basis, as shown by written records in the receiving party's possession; or (d) was/is lawfully disclosed to the receiving party without obligation of confidence by a third party which was not under an obligation of confidence to the disclosing party with respect thereto; or (e) was/is independently developed by the receiving party without reference to or use of Confidential Information provided by the disclosing party as shown by written records in the receiving party's possession; or (f) is required by law to be disclosed, contingent upon the receiving party informing the disclosing party prior to any said disclosure in sufficient time to enable the disclosing party to seek a protective order or other appropriate legal remedy to protect the disclosure.

"Investigator" means the Recipient's principal scientist or research using the Biological Material(s).

"licensed Product(s)" means preventive or therapeutic vaccines or vaccine components where the development, manufacture, use, or Sale uses or incorporates Biological Materials.

"Modification(s)" mean substances created by Company or Recipient which contain and/or incorporate a significant or substantial portion of ATCC Material.

"Progeny" means an unmodified descendant from the ATCC Materials, such as virus from virus, cell from cell, or organism from organism.

"Unmodified Derivative(s)" mean substances created by Company or Recipient that constitute an unmodified functional sub-unit or product expressed by the material provided by ATCC. Such non-limiting examples include: subclones of unmodified cell lines, purified or fractionated subsets of materials provided by ATCC, proteins expressed by DNA/RNA supplied by ATCC, or monoclonal antibodies secreted by a hybridoma cell line.

Scope of Use

COMPANY MAY MAKE AND USE BIOLOGICAL MATERIALS IN Recipient’s LABORATORY ONLY FOR LICENSEE TO DESCRIBE SPECIFIC PURPOSE ("PERMITTED USE"). ANY USE OTHER THAN THE PERMITTED USE IS Strictly PROHIBITED.

Once the Permitted Use is completed, Recipient is authorized to transfer the Biological Materials to Company. Recipient shall have no right to further distribute, sell, lend or otherwise transfer Biological Materials (including any Confidential Information) for any reason to any other third party.

Confidential Information

Each party shall use reasonable efforts (which shall be at least as great as the efforts it uses to maintain the confidentiality of its own Confidential Information) to maintain any Confidential Information. The receiving party can use the disclosing party's Confidential Information for the limited purpose of exercising its rights and perform its obligations under this Agreement. The foregoing obligations of confidentiality shall survive expiration or termination of this Agreement for a period of five {5) years after the effective date of expiration or termination.

Recipient shall not originate any publicity, news release, or other public announcement relating to the Biological Materials (a "Public Announcement"), written or oral, whether to the public or the press, to stockholders, or otherwise, without prior written approval of ATCC with regard to the form, content and precise timing of such Public Announcement. Any such proposed Public Announcement shall first be submitted to ATCC for its review and approval in sufficient time to enable Recipient to consider and comment thereon. For purposes of this section, such submissions may be made to licensing@atcc.org.

Upon expiration or termination of this Agreement, or at any time upon the written request of Company, Recipient immediately shall (i) cease using the Confidential Information disclosed by Company, (ii) return any Confidential Information disclosed by Company, and (iii) destroy any notes or personal memoranda which includes or make reference to such Confidential Information or redact such information from such material.

IN WITNESS WHEREOF, Company and Recipient have caused this Agreement to be executed in duplicate by their respective duly authorized officers.

For Company:

Company Address

By:	Date:

Printed Name:

Title:

For Recipient:

Recipient Address

By:	Date:

Printed Name:

Title: